EXHIBIT 99.1

ADP Reports First Quarter Fiscal 2013 Results; Confirms Fiscal 2013 Guidance

Revenues Rise 5%, 3% Organic; EPS From Continuing Operations up 2%

Anticipates Revenue Growth of 5% to 7% and

EPS Growth of 5% to 7%, Compared With Adjusted $2.72 in Fiscal 2012

ROSELAND, N.J., Nov. 1, 2012 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported revenue growth of 5%, 3% organic, to $2.6 billion for the first fiscal quarter ended September 30, 2012, Carlos A. Rodriguez, president and chief executive officer, announced today. Pretax earnings increased 2%, pretax margin declined 50 basis points, and net earnings increased 1% on a higher effective tax rate compared with a year ago. Diluted earnings per share from continuing operations of $0.62 increased 2% from $0.61 a year ago on fewer shares outstanding. Through October 26, 2012 ADP acquired 3.7 million shares of its stock for treasury at a cost of $215 million. Cash and marketable securities were $1.7 billion at September 30, 2012.

First Quarter Discussion

Commenting on the results, Mr. Rodriguez said, "ADP's first quarter results were in-line with our expectations. Each of our business segments performed very well driving solid revenue growth and pretax margin expansion excluding acquisitions. I am particularly pleased with the 15% worldwide new business sales growth in Employer Services and PEO Services where strong sales execution and gains in productivity continued. We also saw continued strength in growth in the number of employees on our clients' payrolls, and client revenue retention is solid, even though down from a year ago.

"Previously communicated challenges and tough comparisons we faced heading into the quarter affected the company's results, including:

  Unfavorable foreign exchange rates negatively impacted revenue growth 2% with minimal impact on earnings.
  The decline in high-margin interest revenues due to the lower average yield on client funds balances negatively impacted revenue growth 1%, partially offset by growth in average client funds balances. The client funds extended investment strategy, which is primarily driven by interest on client funds, negatively impacted pretax earnings growth 4%, pretax margin 100 basis points, and diluted earnings per share from continuing operations $0.03, or 5%.
  Foregone revenues and earnings related to the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business negatively impacted revenue growth 1%, pretax earnings growth 4%, pretax margin 50 basis points, and diluted earnings per share $0.02, or 3%.
  Fiscal 2012 acquisitions contributed 2% to total revenue growth and negatively impacted pretax margins 40 basis points with minimal impact on earnings.

Employer Services

"Employer Services' revenues grew 6% for the first quarter, 5% organically, compared to last year's first quarter. The number of employees on our clients' payrolls in the United States increased 3.3% for the quarter as measured on a same-store-sales basis for our clients on our AutoPay platform. As anticipated, worldwide client retention declined 0.4 percentage points compared with a year ago. Also as anticipated, Employer Services' pretax margin decreased 60 basis points for the quarter as increased operating scale was offset by a 90 basis point drag from fiscal 2012 acquisitions.

PEO Services

"PEO Services' revenues increased 13% for the first quarter, all organic, compared to last year's first quarter.  PEO Services' pretax margin increased 110 basis points for the quarter due to slower growth in pass-through revenues and an easier year-over-year comparison. Average worksite employees paid by PEO Services increased 11% for the quarter to approximately 269,000.

Dealer Services

"Dealer Services' revenues grew 9% for the first quarter, 7% organically, compared to last year's first quarter. Dealer Services' pretax margin improved 150 basis points for the quarter benefiting from increased operating scale.

Interest on Funds Held for Clients

"The safety, liquidity, and diversification of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

 "For the first quarter, interest on funds held for clients declined $15.1 million, or 12%, from $121.9 million a year ago to $106.8 million, due to a decline of about 60 basis points in the average interest yield to 2.7%, partially offset by an increase of 6% in average client funds balances from $15.2 billion to $16.1 billion.

Discontinued Operations

"This release has been adjusted to exclude the discontinued operations of a business ADP intends to sell that generated $50 million in revenues and approximately $0.02 of earnings per share in fiscal 2012. The results of operations for this business are reported within discontinued operations in the fiscal 2013 and 2012 results within this release.

Fiscal 2013 Forecast

"Our fiscal 2013 forecasts assume no changes in the current economic environment. However, there is concern in the U.S. surrounding the fiscal cliff, and we continue to anticipate a difficult European economy.  We continue to expect a lower average yield on the client funds portfolio due to continued low market interest rates, and tough year-over-year comparisons from certain fiscal 2012 items as noted below. Our forecasts exclude the results of discontinued operations.  It is important to note that despite the impact of discontinued operations, we have maintained our fiscal 2013 forecasts for total revenues and earnings per share growth.

  Total revenues – we continue to anticipate 5% to 7% growth. This forecast includes:
  --  An anticipated revenue headwind of about one percentage point from unfavorable foreign exchange rates for the year, with about half a percentage point negative impact in the second quarter;
  --  An anticipated $70 to $75 million decline in interest on client funds resulting in one percentage point of negative impact on revenues from the expected lower average yield, with about one percentage point negative impact in each of the second through fourth quarters, partially offset by anticipated growth in balances;
  --  The year-over-year comparison from the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business are expected to negatively impact revenues about half a percentage point for the full year, with about one percentage point negative impact in the second quarter.

  We anticipate driving good pretax margins in the business segments, although we continue to anticipate a decline in total ADP pretax margin of about 30 basis points due to:
  --  An anticipated drag of about 100 basis points for the year related to the client funds extended investment strategy which is primarily driven by interest on client funds. The negative impact by quarter is anticipated to be about 100 basis points in both the second and third quarters and about 120 basis points in the fourth quarter;
  --  An expected drag from fiscal 2012 acquisitions of about 20 basis points for the year, with a drag of 20 basis points in both the second and third quarters; and
  --  The year-over-year comparison from the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business are expected to negatively impact pretax margin about 20 basis points for the full year, with about 30 basis points negative impact in the second quarter.

  We continue to anticipate an increase of 5% to 7% in diluted earnings per share from continuing operations compared to $2.72 from continuing operations in fiscal 2012, which excludes the gain from the sale of assets in the second quarter of fiscal 2012. Fiscal 2012 and our fiscal 2013 forecasted diluted earnings per share from continuing operations have been reduced by $0.02 and $0.03, respectively, as a result of discontinued operations. This forecast includes:
  --  An anticipated drag of about $0.11 in earnings per share due to the anticipated decline in earnings related to the client funds extended investment strategy which is primarily driven by interest on client funds. We anticipate a decline of about $0.03 per share in each of the second through fourth quarters;
  --  An expected decline of about $0.04 in earnings per share related to the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business. We anticipate a decline of nearly $0.02 per share in the second quarter.
  --  An expected minimal impact on earnings per share from foreign exchange rates and fiscal 2012 acquisitions.

  The impacts noted above from the expected drag from fiscal 2012 acquisitions as well as the negative year-over-year comparisons from the fiscal 2012 second quarter sale of assets and the expiration of certain employment tax credits within our Tax Credit Services business are reflected in the segment forecasts provided below.
  --  Employer Services – revenue growth of 6% to 7% with pretax margin expansion of at least 50 basis points
       --  Pays per control – up 2.0% to 3.0% for the year
  --  PEO Services – revenue growth of 13% to 14% with flat to slight pretax margin expansion
  --  Employer Services and PEO Services new business sales – 8% to 10% growth compared to over $1.2 billion sold in fiscal 2012
  --  Dealer Services – revenue growth of 7% to 9%, with pretax margin expansion of about 100 basis points

"The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of October 26, 2012. The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts do not anticipate any changes during the fiscal year in the Fed Funds target rate. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of October 26, 2012 were used to forecast new purchase rates for the client extended, corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to decline $70 to $75 million, or 14% to 15%, from $493.3 million in fiscal 2012 to $420 to $425 million. This forecast is based on a decline of 50 to 60 basis points in the expected average interest yield to 2.2% to 2.3%, partially offset by 5% to 7% anticipated growth in average client funds balances to $18.8 to $19.1 billion.
  Interest income on corporate funds is expected to decline approximately $20 million from $85.2 million in fiscal 2012. Included in interest income on corporate funds is interest income related to the extended investment strategy which is expected to decline about $10 million to approximately $55 million.
  In combination, we expect the total impact related to the client funds extended investment strategy to be a decline of $80 to $85 million from $556 million in fiscal 2012. Our prior forecast anticipated a decline of $75 to $85 million.

"I am cautious as economic growth is still lagging historic levels. However, I am pleased with the momentum in our businesses and I am confident that ADP is well positioned to navigate the uncertainty of the global economy. As a leading global Human Capital Management solutions provider we are focused on successfully executing against our four strategic pillars for growth. Driving product innovation and enhancing our distribution and service capabilities are the right things to do to continue to grow the business long-term," Mr. Rodriguez concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2011 and 2012, and the first quarter of fiscal 2013, have been updated to reflect fiscal 2013 budgeted foreign exchange rates and the impact of discontinued operations, and are posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.ADP.com under Reportable Segments Financial Data.

An analyst conference call will be held today, Thursday, November 1 at 8:30 a.m. EDT. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page,www.ADP.com, or ADP's Investor Relations home page, http://www.investquest.com/iq/a/adp/index.htm, and click on the webcast icon. Please note, this webcast will be broadcast in two streams: Windows Media and Flash. You may switch streams by selecting "Windows Media" or "Flash" from the gear-setup symbol located to the right-hand side of the volume control on the webcast player. Please check your system 10 minutes prior to the webcast. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with more than $10 billion in revenues and approximately 600,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging over 60 years of experience, ADP offers a wide range of human resource, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, and heavy equipment dealers throughout the world. For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's website at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	September 30,	June 30,
	2012	2012
Assets
Cash and cash equivalents/Short-term marketable securities (A)	$ 1,153.1	$ 1,578.5
Other current assets	2,226.4	2,030.0
Assets of discontinued operations	125.7	125.0
Total current assets before funds held for clients	3,505.2	3,733.5

Funds held for clients	20,467.4	21,539.1
Total current assets	23,972.6	25,272.6

Long-term marketable securities (A)	522.4	86.9
Property, plant and equipment, net	703.9	706.3
Other non-current assets	4,945.2	4,751.6
Total assets	$ 30,144.1	$ 30,817.4

Liabilities and Stockholders' Equity
Other current liabilities	$ 2,177.4	$ 2,367.5
Obligations under reverse repurchase agreements	442.7	--
Liabilities of discontinued operations	29.7	29.0
Client funds obligations	19,701.3	20,856.2
Total current liabilities	22,351.1	23,252.7

Long-term debt	16.3	16.8
Other non-current liabilities	1,484.0	1,433.9
Total liabilities	23,851.4	24,703.4

Total stockholders' equity	6,292.7	6,114.0
Total liabilities and stockholders' equity	$ 30,144.1	$ 30,817.4

(A) As of September 30, 2012, $439.4 of Long-term marketable securities and $3.3 of Cash and cash equivalents have been pledged as collateral under reverse repurchase agreements.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2012	2011
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$ 2,081.8	$ 1,991.1
Interest on funds held for clients	106.8	121.9
PEO revenues (A)	448.9	397.9
Total revenues	2,637.5	2,510.9

Expenses:
Costs of revenues:
Operating expenses	1,367.5	1,289.7
Systems development & programming costs	156.3	147.9
Depreciation & amortization	62.7	62.8
Total costs of revenues	1,586.5	1,500.4

Selling, general & administrative expenses	611.4	586.9
Interest expense	3.1	2.1
Total expenses	2,201.0	2,089.4

Other income, net	(29.1)	(34.2)

Earnings from continuing operations before income taxes	465.6	455.7

Provision for income taxes	163.1	155.3

Net earnings from continuing operations	$ 302.5	$ 300.4

Earnings from discontinued operations, net of provision for income taxes of $1.7 and $1.3 for the three months ended September 30, 2012 and 2011, respectively	2.8	2.3

Net earnings	$ 305.3	$ 302.7

Basic Earnings Per Share from Continuing Operations	$ 0.63	$ 0.62
Basic Earnings Per Share from Discontinued Operations	0.01	--
Basic Earnings Per Share	$ 0.63	$ 0.62

Diluted Earnings Per Share from Continuing Operations	$ 0.62	$ 0.61
Diluted Earnings Per Share from Discontinued Operations	0.01	--
Diluted Earnings Per Share	$ 0.63	$ 0.61

Dividends declared per common share	$ 0.3950	$ 0.3600

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $4,525.8 and $3,935.3 for the three months ended September 30, 2012 and 2011, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,
	2012	2011	Change	% Change
Revenues from continuing operations (A)
Employer Services	$ 1,819.0	$ 1,708.9	$ 110.1	6%
PEO Services	451.9	400.5	51.4	13%
Dealer Services	439.8	402.6	37.2	9%
Other	(73.2)	(1.1)	(72.1)	(100+)%
	$ 2,637.5	$ 2,510.9	$ 126.6	5%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 421.8	$ 407.2	$ 14.6	4%
PEO Services	46.2	36.7	9.5	26%
Dealer Services	76.0	63.4	12.6	20%
Other	(78.4)	(51.6)	(26.8)	(52)%
	$ 465.6	$ 455.7	$ 9.9	2%
Pre-tax margin (A)
Employer Services	23.2%	23.8%	(0.6)%
PEO Services	10.2%	9.2%	1.1%
Dealer Services	17.3%	15.8%	1.5%
Other	n/m	n/m	n/m
	17.7%	18.2%	(0.5)%

(A) Prior year's segment results were adjusted to reflect fiscal year 2013 budgeted foreign exchange rates.
n/m - not meaningful

	Three Months Ended
	September 30,		Change in other
	2012	2011	income, net
Components of other income, net:
Interest income on corporate funds	$ (23.8)	$ (29.6)	$ (5.8)
Realized gains on available-for-sale securities	(4.9)	(4.3)	0.6
Realized losses on available-for-sale securities	0.4	0.3	(0.1)
Other, net	(0.8)	(0.6)	0.2
Total other income, net	$ (29.1)	$ (34.2)	$ (5.1)

	Three Months Ended
	September 30,
	2012	2011	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 302.5	$ 300.4	$ 2.1	1%
Net earnings	$ 305.3	$ 302.7	$ 2.6	1%
Basic weighted average shares outstanding	483.5	487.9	(4.4)	(1)%
Basic earnings per share from continuing operations	$ 0.63	$ 0.62	$ 0.01	2%
Basic earnings per share	$ 0.63	$ 0.62	$ 0.01	2%

Net earnings from continuing operations	$ 302.5	$ 300.4	$ 2.1	1%
Net earnings	$ 305.3	$ 302.7	$ 2.6	1%
Diluted weighted average shares outstanding	488.4	493.3	(4.9)	(1)%
Diluted earnings per share from continuing operations	$ 0.62	$ 0.61	$ 0.01	2%
Diluted earnings per share	$ 0.63	$ 0.61	$ 0.02	3%

	Three Months Ended
	September 30,
	2012	2011
Key Statistics:
Internal revenue growth:
Employer Services	5%	7%
PEO Services	13%	17%
Dealer Services	7%	6%

Employer Services:
Change in pays per control - AutoPay product	3.3%	2.7%
Change in client revenue retention percentage - worldwide	(0.4) pts	0.2 pts
Employer Services/PEO new business sales growth - worldwide	15%	8%

PEO Services:
Paid PEO worksite employees at end of period	272,000	247,000
Average paid PEO worksite employees during the period	269,000	242,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	September 30,
	2012	2011	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.2	$ 1.4	$ (0.1)	(10)%
Corporate extended	3.8	3.5	0.3	7%
Total corporate	5.0	4.9	0.1	2%
Funds held for clients	16.1	15.2	0.9	6%
Total	$ 21.1	$ 20.0	$ 1.0	5%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.9%	1.0%
Corporate extended	2.2%	2.8%
Total corporate	1.9%	2.4%
Funds held for clients	2.7%	3.2%
Total	2.5%	3.0%

Net unrealized gain position at end of period	$ 806.0	$ 741.4

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 3.2	$ 3.0
U.S. & Canadian reverse repurchase agreement borrowings	0.5	0.5
	$ 3.8	$ 3.5
Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.7%	0.5%

Interest on funds held for clients	$ 106.8	$ 121.9	$ (15.1)	(12)%
Corporate extended interest income (B)	21.2	25.6	(4.4)	(17)%
Corporate interest expense-short-term financing (B)	(2.5)	(1.5)	(1.0)	(69)%
	$ 125.5	$ 145.9	$ (20.5)	(14)%

(B) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended
	September 30,
	2012	2011

Corporate extended interest income	$ 21.2	$ 25.6
All other interest income	2.6	4.0
Total interest income on corporate funds	$ 23.8	$ 29.6

Corporate interest expense - short-term financing	$ 2.5	$ 1.5
All other interest expense	0.6	0.6
Total interest expense	$ 3.1	$ 2.1

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 should be considered in evaluating any forward-looking statements contained herein.

CONTACT: Automatic Data Processing, Inc.
  ADP Investor Relations
  Elena Charles, 973.974.4077
  Debbie Morris, 973.974.7821